Exhibit 10.12

March 5, 2021 Joanne Bal

Via Email

Re: Offer of Employment

Dear Joanne,

It is my great pleasure to extend you an offer of employment with Vital Farms, Inc. (the "Company") beginning on April 30, 2021, or such earlier date as we may mutually agree (the "Start Date"). Our success has been built on providing the highest quality, ethically produced food, full transparency about our farms and standards, top-shelf service to our customers and care for our crew. We feel your experience, skill set, passion and energy are a fantastic fit. We have a great thing going and want you to help us get to the next level and beyond.

Your initial position will be General Counsel, Corporate Secretary and Head of Environmental, Social and Governance reporting to the Chief Executive Officer and performing such duties as are normally associated with these positions and such duties as are assigned to you from time to time. You initially will work remotely from your residence in California. If you relocate your principal residence to Austin during the first two years of your employment with the Company, the Company will reimburse reasonable moving-related expenses. If you relocate your principal residence to Austin at a later date during your employment with the Company, the Company may, in its sole discretion, reimburse reasonable moving-related expenses. All reasonable moving-related expenses must be submitted for reimbursement in accordance with the Company's expense reimbursement policies. This is a full-time position. As an exempt salaried employee, you will devote substantially all of your business time and attention to the business of the Company and will not be eligible for overtime compensation.

Your initial base salary will be at the rate of $12,692.31 bi-weekly, which equates to $330,000 on an annualized basis ("Base Salary"), payable in accordance with the Company's standard payroll practices and subject to applicable deductions and withholdings.

You will also be eligible to participate in the 401(k) plan maintained by the Company, which currently provides for a bi-weekly employer contribution equal to 3% of your earnings (subject to IRS employer contribution limits), as well as a $40 per month internet reimbursement (while working from home), a

$40 per month cell-phone reimbursement, and reimbursement of bar dues and related CLE in accordance with the Company's policies on expense reimbursement. As a leader in our company, you are eligible for time off under our management time off policy and will not be subject to the standard PTO limits. You will be entrusted to manage your work and time off in accordance with such policy and the business and operational needs of the Company.

Additionally, you will be eligible to earn a discretionary annual bonus (the "Annual Bonus") at an annual target amount of 60% of your Base Salary. Whether any Annual Bonus is awarded will be based upon the Company's assessment of your performance and the Company's attainment of goals as set by the Board of Directors in its sole discretion. Following the close of each fiscal year, the Company will determine in its sole discretion whether it will award you an Annual Bonus and the amount of any such Annual Bonus. No amount of the Annual Bonus is guaranteed, and in addition to the other conditions for being awarded such compensation, you must be an employee in good standing on the Annual Bonus payment date to be eligible to earn and receive an Annual Bonus. No partial or prorated bonuses will be provided. The Annual Bonus, if any, will be paid in accordance with the Company's standard payroll practices, including the withholding of any applicable deductions and taxes. Notwithstanding the foregoing, for fiscal year 2021, provided you remain employed in good standing through the end of the year, you will be eligible to receive an Annual Bonus, in an amount as determined by the Board of Directors based on goals set by the Board of Directors, provided such amount shall be no less than 60% of your Base Salary actually earned by you in 2021 based on your Start Date.

Subject to the approval of the Company's Board of Directors (or authorized committee), for fiscal year 2021, you will be granted an option to purchase shares of the Company's common stock ("Option") with a total grant date value of $750,000, calculated by the Company using the Black Scholes model based on the closing price of the stock on the Start Date (the ''Total Grant Value"). The exercise price per share will be equal to the closing price per share of the Company's common stock on the date of grant. If granted, the Option will vest in three (3) equal annual installments, measured from your Start Date, and subject to your continued service with the Company through each such vesting date. The Option will be subject to the terms and conditions applicable to options granted under the Company's 2020 Equity Incentive Plan (the "Equity Plan") and applicable award agreement.   Alternatively, the Company may elect to grant you a Restricted Stock Unit ("RSU"), or some combination of an Option and RSU, totaling the Total Grant Value. You will not be eligible for any additional grants made to similarly-situated executives in fiscal year 2021.

Your employment is subject to the Company's personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company's sole discretion. You will be eligible to participate on the same basis as similarly-situated employees in the Company's benefit plans in effect from time to time during your employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. An overview of our current benefit plans will be provided.

As set forth above, your employment with the Company will, at all times, be "at will" which means that either you or the Company may terminate your employment at any time for any reason, with or without advance notice.

You will be eligible to receive twelve (12) months of severance, in the form of salary continuation and reimbursements for continuation of benefits under COBRA, upon your termination without Cause or your resignation for Good Reason (either, a "Qualifying Termination") in accordance with the terms, conditions and definitions that will be set forth in the severance plan that the Company is in the process of establishing (the "Severance Plan"). Your eligibility for severance will be contingent upon your timely execution of a separation agreement in the form presented by the Company, containing (among other terms) an effective general release of claims in favor of the Company. In the event of a Qualifying

Termination prior to the approval of the Severance Plan, the definition of Cause set forth in the Equity Plan shall apply and Good Reason shall have the meaning set forth below. The payments and benefits provided in this section will be subject to applicable withholdings and deductions and are intended to be exempt from (and if not exempt from, to comply with) Section 409A of the Internal Revenue Code of 1986, as amended.

For purposes of this letter agreement, "Good Reason means the occurrence of any of the following conditions without your consent, after your provision of written notice to the Company of the existence of such condition (which notice must be provided within ninety (90) days of your discovery of the existence of the condition and must specify the particular condition in reasonable detail); provided, that the Company has not first provided notice to you of its intent to terminate your employment: (i) a material reduction in our duties, responsibilities or authorities; (ii) a material (greater than10%) reduction by the Company of your Base Salary (except in the case of either an across-the-board reduction in salaries or a temporary reduction due to financial exigency); or (iii) the relocation of your principal place of employment by fifty (50) or more miles from your then-current principal place of employment. Notwithstanding the foregoing, Good Reason shall only exist if the Company is provided a thirty (30) day period to cure the event or condition giving rise to Good Reason, and it fails to do so within that cure period (and, additionally, you must resign for such Good Reason condition by giving notice within thirty (30) days after the period for curing the violation or condition has ended).

This offer is contingent on your satisfying the eligibility requirements for employment in the United States and upon your completion of background screening to the satisfaction of the Company in its sole discretion. As a condition of employment, you will be required to sign and comply with the Employee Confidential Information and Inventions Assignment Agreement attached hereto, which prohibits unauthorized use or disclosure of the Company's proprietary information, among other obligations.

By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

By signing this letter, you acknowledge that the terms described in this letter, together with the Employee Confidential Information and Inventions Assignment Agreement, set forth the entire understanding between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended, waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust the rate of pay, salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

This is an exciting time for our business and for our industry. We are confident that your talents and abilities will be a fantastic addition to the Vital Farms crew! This offer of employment will expire if not accepted on or before March 15, 2021. Please indicate your acceptance of this offer by signing below and returning along with the executed Employee Confidential Information and Inventions Assignment Agreement.

Sincerely,

Vital Farms, Inc.

/s/ Russel Diez-Canseco

Accepted and Agreed:

/s/ Joanne Bal